Exhibit 99.1

O-I Reorganizes Global Management Team

Creates New Position, President, Global Glass Operations; Streamlines Reporting Relationships

Perrysburg, Ohio, October 3, 2006—Owens-Illinois, Inc. (NYSE: OI) today announced a reorganization of its global management team in order to ensure an increased focus on execution.

With that structural change, the Company has created the new role of president, Global Glass Operations, naming Rich Crawford to this position.  Mr. Crawford, 45, was previously president of Latin America Glass.

“This reorganization, which flows from our strategy, is designed to give us a more integrated, global leadership approach, particularly in the glass business where we continue to face a challenging environment,” said Steve McCracken, O-I Chairman and CEO. “We are confident in Rich’s ability to lead and leverage the capabilities of the global glass business as he is a proven leader and team builder with a wealth of experience in engineering and in North American, European and Latin American operations.  We also believe that streamlining our structure, with a particular focus on glass operations, will enhance the speed of execution in our global glass initiatives.”

Reporting to Mr. Crawford will be the presidents of European, North American, Asia Pacific, and Latin American glass operations as well as the global leaders of supply chain, procurement, manufacturing & engineering, glass account management and corporate sustainability.

Reporting directly to Mr. McCracken are the leaders of the following businesses and functions: Global Glass Operations; HealthCare Packaging & Prescription Products; Closure & Specialty Products; Licensing, Machinery & Emerging Markets; strategic planning and general counsel; finance, and human resources.

James Baehren, senior vice president, strategic planning and general counsel and the interim leader for O-I, will oversee the implementation of the reorganization.

While re-engaged in Company leadership and on strategic issues such as the reorganization, Mr. McCracken will not be assuming his full responsibilities for an extended period of time as he undergoes post-operative treatments at the University of Michigan following cancer surgery at the Cleveland Clinic in August.

Additional updates on Mr. McCracken’s health will be provided as he completes his treatments.

About O-I

Millions of times a day, O-I glass containers, healthcare packaging and specialty closure systems deliver many of the world’s best-known consumer products to people all around the world.  With leading positions in Europe, North America, Asia Pacific and Latin America, O-I

provides consumer-preferred products that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs nearly 30,000 people and has more than 100 manufacturing facilities in 23 countries.  In 2005, annual revenues were $7.2 billion.  For more information, visit http://www.o-i.com.

Copies of this press release as well as other O-I press releases are available at the O-I Web site at http://www.o-i.com or at http://www.prnewswire.com.

CONTACT:   O-I, Kelley Yoder, + 1 567-336-1388.

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